Exhibit 99.1

Empire Resources, Inc. Announces Plan to Delist from the NYSE Alternext US and to Withdraw its Common Stock from Registration under the Securities Exchange Act of 1934; the Company Declares Regular Dividend for the Fourth Quarter of 2008

Fort Lee, New Jersey, Dec 18/PRNewswire – FirstCall/ Empire Resources, Inc. (Amex: ERS), a distributor of value-added, semi-finished aluminum products, announced today the unanimous decision of its Board of Directors to voluntarily delist its common stock from the NYSE Alternext US LLC (formerly The American Stock Exchange) (the “AMEX”) and terminate the registration of its common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The basis of Empire Resources’ eligibility to delist and deregister is that its common stock was held of record by fewer than three hundred (300) persons at the beginning of this fiscal year.

To effect this plan, the Company intends to file with the SEC a Form 25, Notification of Removal from Listing and/or Registration, on or about December 28, 2008. The Company expects that trading of its shares on the AMEX will be terminated on or about January 9, 2009, and on or around that date the Company will file with the SEC a Form 15, Notice of Termination of Registration and Suspension of Duty to File, to terminate its reporting obligations under the Exchange Act. When the Form 15 has been filed, the Company’s obligation to file certain reports with the SEC, such as Forms 10-K, 10-Q and 8-K, will be suspended. The deregistration of the Company’s Common Stock under the Exchange Act will become effective 90 days after the date on which the Form 15 was filed.

Until the delisting becomes effective, Empire Resources Common Stock will continue to trade on the AMEX. The Company intends to apply for inclusion on the OTCQX, which is the highest tier over-the-counter market in the U.S. If and when that application has been approved, the Company will be subject to the related rules and ongoing disclosure requirements of the OTCQX. For more information about the OTCQX, please refer to their website at otcqx.com. If the Common Stock has not started trading on the OTCQX by when the Company has been delisted from the AMEX, the Company anticipates that a secondary market will develop on the quotation and trading systems provided by Pink OTC Markets Inc. and will carry over to trading on the OTCQX after the Company’s application therefor has been approved. In either event, no assurance can be given that an active market in the Company’s Common Stock will develop. Although not required under the Exchange Act, Empire Resources will make available to its shareholders ongoing quarterly and annual information regarding its performance.

The Board of Directors’ decision to delist and deregister was based primarily on its view that compliance with the reporting requirements of the Exchange Act and with the requirements of the Sarbanes-Oxley Act of 2002 is disproportionately expensive and unduly complex in relation to the Company’s business, earnings and size. The Board of Directors believes that its decision will result in significant cost-savings and will enable management to focus more intensely on delivering long-term shareholder value. In reaching its decision, the Board considered a number of specific factors, including:

•	the ongoing direct and indirect costs of preparing and filing periodic reports with the SEC
•	the substantial increase in costs that have resulted from the Sarbanes-Oxley Act of 2002

•	the disproportionate impact of the foregoing costs on the Company’s profitability
•	lost productivity resulting from the diversion of management and other human resources to compliance activities
•	the existing low level of liquidity in the Company’s Common Stock
•	the availability of a means to provide continued transparency and some liquidity for stockholders
•	the potential reaction of the Company’s customers, suppliers and creditors
•	the absence, in the Company’s case, of significant benefits and opportunities that are often available to publicly traded companies
•	the market value of the Common Stock

A notice about the delisting and deregistration will be available on the Empire Resources website at www.empireresources.com.

In a separate action, Empire Resources announced that its Board of Directors has declared a cash dividend of $0.05 per share. The dividend is payable on January 21, 2009 to stockholders of record at the close of business on December 31, 2008. The Board of Directors intends to review its dividend policy on a quarterly basis and a determination by the Board of Directors will be made subject to profitability, free cash flow and the other requirements of the business.

About Empire Resources

Empire Resources, Inc. is engaged in the purchase, sale and distribution of semi-finished aluminum products to a diverse customer base located throughout the United States and Canada, Europe, Australia and New Zealand. The Company also manufactures prime aluminum extruded products in its facility located in Baltimore, MD. Empire Resources, Inc. distributes a wide range of semi-finished aluminum products to customers in the distribution, transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe and maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission.

Contacts:

Empire Resources Investor Relations
Mr. David Kronfeld
dkronfeld@empireresources.com; Tel. (917) 408-1940

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